EXHIBIT 21

Ortep of New Jersey, Inc. - New Jersey

Ortep of Staten Island - New York

Ortep of Pennsylvania, Inc. - Pennsylvania

Ortep of Connecticut, Inc. - Connecticut

Petro/Crystal Corp. - New York

Maxwhale Corp. - Minnesota

Petro, Inc. - Delaware

Reliance Utilities Corp. - New York

Public Fuel Services Co., Inc. - New York

CBW Realty Corp. of New York - New York

CBW Realty Corp. of Connecticut - Connecticut

CBW Realty Corp. of Pennsylvania - Pennsylvania

CBW Realty Corp. of Massachusetts

Miller Fuel Oil Co. - Pennsylvania

D.J.W. Gasoline Co. - Pennsylvania

Marex Corporation - Maryland

Ocennet Fuel Oil Corp. - Connecticut

A.P. Woodson Co., Inc. - District of Columbia

Ortep of Rhode Island - Rhode Island

Star Gas Corporation - Delaware

Silgas, Inc. - Indiana

Silgas of Illinois Corporation - Illinois

Star Gas Holdings - Delaware


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